UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
Information Required in Proxy Statement
Schedule 14A Information
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☑ Soliciting Material Pursuant to § 240.14a-12
JCM PARTNERS, LLC

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per Unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing party:

(4)	Date filed:

September 26, 2007
Dear JCM Investor:
Earlier this year, I mentioned that the Board unanimously had approved changes to the Class 1, 2 and 3 Units’ Certificates of Designations which would enable the Company to deregister as a public reporting company, if approved by our Members. This approval would enable the Company to cease filing periodic reports, proxy statements and other reports required by the SEC.
As the Board of Managers and management examined the advantages and disadvantages of our status as an SEC reporting company, it became evident that without a trading market for the Company’s Units, the compliance costs associated with remaining a public reporting company outweighed the benefits to our Members. We believe that the Company can operate more efficiently as a private company.
Management believes that the elimination of these reporting obligations will result in significant cost savings of approximately $460,000 annually. The Company intends to continue to have its annual financial statements audited and expects to make semi-annual and annual financial information available to our Members after the Company has stopped being a public reporting company.
We anticipate completing the final updates to our materials, obtaining printed copies and mailing a Proxy Statement and ballot(s) to you in early October. Please anticipate receiving your materials shortly thereafter.
These proposed changes are very important matters which will require your consideration and approval. We need your vote. Without your approval, JCM will not be able to deregister as a public reporting company. Please read the important legal notices on the next page.
This month, JCM repurchased 252,143 Units at an average price of $1.94 per Unit.
If you have questions, please feel free to call Liz Bacon or myself, Monday through Friday at our toll free number (888-880-1966). Mike Vanni can be reached on his cell phone (415-608-7000).
Sincerely,
Gayle M. Ing
President and CEO
Board of Managers: Henry Conversano, Kenneth Dawson, Frank Deppe, Henry Doorn, Jr., Marvin Helder (Vice-Chairman), Kenneth Horjus, Gayle Ing (CEO), Deborah Jansen, Michael Vanni (Chairman)

Legal Notices
On May 30, 2007, the Company filed a preliminary Proxy Statement and Schedule 13E-3 with the SEC discussing in detail the transaction referenced above and anticipates filing a definitive Proxy Statement next week. This definitive Proxy Statement will be sent to the Members of the Company seeking their approval of this reclassification transaction in early October 2007. We urge Members to read in their entirety the definitive Proxy Statement and any other relevant documents to be filed with the SEC in connection with this proposed transaction because they contain important information about the Company and the proposed transaction.
Additionally, Members may obtain free copies of the definitive Proxy Statement, when it becomes available, through the website maintained by the SEC at www.sec.gov. Free copies of the definitive Proxy Statement and other documents filed by the Company with the SEC may also be obtained by directing a written request to JCM Partners, LLC, P.O. Box 3000, Concord, California 94522-3000 (Phone: 888 880-1966) Attention: Investor Relations.
The Managers, executive officers, and certain other members of management of the Company may be soliciting proxies in favor of approval of the plan from the Company’s Members. For information about the Company’s Managers, executive officers and members of management, Members are asked to refer to the most recent proxy statement issued by the Company, as filed with the SEC at the website address provided above.